Exhibit 10.6

FIRST AMENDMENT TO GUARANTY

This First Amendment to Guaranty (“Amendment”) dated as of October 12, 2018, is made by Universal Logistics Holdings, Inc., a Michigan corporation, formerly known as Universal Truckload Services, Inc. (“Guarantor”) to Comerica Bank, a Texas banking association (“Comerica”), as Administrative Agent for and on behalf of the Lenders (as defined below) (in such capacity, “Agent”).

RECITALS:

A.Westport Axle Corp. (“Borrower”) has requested certain amendments to the Credit Agreement dated as of December 23, 2015, made between Borrower, the financial institutions party thereto (collectively, including their respective successors and assigns, the “Lenders”) and Agent (as amended, supplemented, amended and restated or otherwise modified from time to time the “Credit Agreement”) and the Lenders’ agreement, subject to the satisfaction of certain terms and conditions, to extend or to continue to extend financial accommodations to Borrower, as provided therein.

B.As a condition to entering into and performing their respective obligations under the Credit Agreement, the Lenders and Agent have required that Guarantor provide to Agent, for and on behalf of the Lenders, this Amendment to the Guaranty dated as of December 23, 2015, made by Guarantor to Agent (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Guaranty”).

NOW, THEREFORE, for valuable consideration, the receipt of which is acknowledged, Guarantor and Agent agree as follows:

1.Capitalized Terms.  In this Amendment, capitalized terms that are used without separate definition shall have the meanings given to them in the Guaranty or, if applicable, the Credit Agreement.

2.Amendments.  The Guaranty is amended as follows:

(a)Clause (a) in the definition of “Triggering Event” appearing in Section 1 of the Guaranty is amended entirely to read as follows:

(a)Any Event of Default (as defined in the Credit Agreement) shall occur and be continuing;

(b)Clause (a) in the definition of “Triggering Event Cure” appearing in Section 1 of the Guaranty:

(a)In the case of a Triggering Event related to an Event of Default, such Event of Default shall have been cured or waived in accordance with the express terms of the Credit Agreement;

3.Acknowledgment of Triggering Event.  Guarantor acknowledges that on August 10, 2018, a Triggering Event occurred by virtue of the fact that Guarantor entered into an Amended and Restated Revolving Credit, Term Loan and Security Agreement (the “Credit Agreement”) with PNC Bank National Association and Steel City Capital Funding, a division of PNC Bank National Association (collectively, “PNC”), as an additional borrower, becoming jointly and severally liable for all obligations under the Credit Agreement.

4.Representations.  Guarantor represents, warrants and agrees that: (a) except as expressly modified in this Amendment, the representations, warranties, and covenants set forth in the Guaranty  and in each related document, agreement, and instrument remain true and correct, continue to be satisfied in all respects, and are legal, valid and binding obligations with the same force and effect as if entirely restated in this Amendment; (b) when executed, this Amendment will be a duly authorized, legal, valid, and binding obligation of Guarantor enforceable in accordance with its terms; and (c) there is no default continuing under the Guaranty, or any related document, agreement, or instrument, and no event has occurred or condition exists that is or, with the giving of notice or lapse of time or both, would be such a default.

5.No Other Changes.  Except as specifically provided in this Amendment, it does not vary the terms and provisions of the Guaranty.  The terms of this Amendment shall control any conflict between its terms and those of the Guaranty.

6.Ratification.  Except for the modifications under this Amendment, the parties ratify and confirm the Guaranty and agree that it remains in full force and effect.

7.Further Modification; No Reliance.  The terms of this Amendment may not be altered, modified, amended, supplemented or terminated in any manner whatsoever unless the same shall be in writing and signed by or on behalf of the requisite Lenders as determined pursuant to the Credit Agreement..  In executing this Amendment, Guarantor is not relying on any promise or commitment of Agent or the Lenders that is not in writing signed by them.

8.Successors and Assigns.  This Amendment shall inure to the benefit of and be binding upon the parties and their respective successors and assigns.

9.No Defenses.  Guarantor acknowledges, confirms, and warrants to Agent that as of the date hereof Guarantor has absolutely no defenses, claims, rights of set-off, or counterclaims against Agent under, arising out of, or in connection with, this Amendment, the Guaranty, or against any of the indebtedness guaranteed thereby.

10.Expenses.  Guarantor shall cause Borrower to promptly pay all out-of-pocket fees, costs, charges, expenses, and disbursements of Agent incurred in connection with the preparation, execution, and delivery of this Amendment, and the other documents contemplated by this Amendment.

11.Governing Law.  This Amendment shall be a contract made under and governed by the internal laws of the State of Michigan, and may be executed in counterpart, in accordance with Section 13.9 of the Credit Agreement.  Each of the parties hereto agrees that this Amendment and any other Loan Document signed by it and transmitted by facsimile or email or any other method of delivery shall be admissible in evidence as the original itself in any judicial or administrative proceeding whether or not the original is in existence.

[end of amendment – signature page follows]

This First Amendment to Guaranty is executed and delivered as of the Effective Date.

Universal Logistics Holdings, Inc.	Comerica Bank

By: /s/ Jude M. Beres	By: /s/ David J. Zablocki
Name: Jude M. Beres	Name: David J. Zablocki
Its: Treasurer	Title: Vice President & Alternate Group Manager